As filed with the Securities and Exchange Commission October 19, 2000
                       File No.  333-37842

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM SB-2
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                         Amendment No. 1

                       MOUNTAIN OIL, INC.
     (Exact name of registrant as specified in its charter)

             Utah                             87-0639343
(State or Other Jurisdiction of              (IRS Employer
Incorporation or Organization)            Identification No.)

                          P.O. Box 1574
                       Roosevelt, UT 84066
                         (435) 722-2992
(Address and telephone number of registrant's principal offices)

                          Daniel S. Sam
                   319 West 100 South, Suite A
                        Vernal, UT  84078

    (Name, address and telephone number of agent for service)

                           Copies to:

                      Mark E. Lehman, Esq.
                    Cletha A. Walstrand, Esq.
                  Lehman, Jensen & Donahue, LLC
                   8 East Broadway, Suite 620
                  Salt Lake City, UT 84111-2204
                         (801) 532-7858
                       (801) 363-1715 fax

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

The securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

[S]                 CALCULATION OF REGISTRATION FEE

Title  of  Each Class  Amount to be     Proposed Offering   Proposed Maximum     Amount of
Of Securities to be    Registered       Price Per Share     Aggregate Offering   Registration
Registered                                                  Price                Fee

Common Stock           1,000,000 shares $2.25 per share     $2,250,000           $594.00

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Subject to completion October 19, 2000

              $500,000 Minimum / $2,250,000 Maximum
                       MOUNTAIN OIL, INC.
                          COMMON STOCK

      This  is  Mountain Oil's initial public offering.   We  are
offering  a minimum of 222,222 shares and a maximum of  1,000,000 shares of common stock. The public offering price is $2.25 per share.

     See "Risk Factors" beginning on page 4 for information you should consider before you purchase the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares are offered on a "minimum/maximum, best efforts" basis through our officers and directors. No commission or other compensation related to the sale of the shares will be paid to our officers or directors. The proceeds of the offering will be held in an escrow account at Bonneville Bank, 1675 North 200 West, Provo, Utah 84604, until a minimum of $500,000 in cash is received from the sale of shares. If at least $500,000 is not received from the sale of the shares within 90 days from the date of this prospectus, unless extended by Mountain Oil for an additional 30 days, your investment will be promptly returned to you with interest and without any deductions. The offering may be terminated by us at any time.


               Price to Public    Commissions     Proceeds to Company

Per Share      $2.25               $-0-           $2.25

Minimum        $500,000            $-0-           $500,000

Maximum        $2,250,000          $-0-           $2,250,000


     The date of this prospectus is _______________, _________.

                       PROSPECTUS SUMMARY

Our company

     Mountain Oil was formed as a Utah Corporation on July 30, 1999 to acquire and develop oil and gas properties. We immediately acquired the working interest in 24 oil and gas wells on 11,989 leased acres, all within 30 miles of Duchesne, Utah.
We currently have 11 wells in production. Our objective is to bring 11 additional wells into production by mid 2001 and identify new drill sites to develop on our acreage.

     Our executive offices are located at 3954 East 200 North
East Highway 40, Ballard, UT 84066 and our mailing address is
P.O. Box 1574, Roosevelt, Utah  84066.  Our telephone number is
435-722-2992.

The offering

Common Stock Offered by Us   222,222 shares minimum
                             1,000,000 shares maximum

Common Stock to be           2,075,222 shares minimum
Outstanding
After the Offering           2,853,000 shares maximum


Use of Proceeds              Proceeds from this offering will be used:
                             *to rework existing wells
                             *to  purchase equipment for producing wells
                             *to  connect  wells to gas  gathering system
                             *to identify new drill sites
                             *for working capital.

                          RISK FACTORS

     To succeed we must establish more producing wells. We were formed in July 1999 and since that time our business activities have been limited to settling outstanding liabilities, operating 11 wells and reworking 11 wells for oil production. We do not believe Mountain Oil will be successful unless we are able to make at least a majority of our additional 11 wells produce oil in commercial amounts.

     If we do not raise enough money through this offering, developing our oil and gas property will be delayed. We have limited capital and we need the proceeds of this offering to rework our wells and drill new wells. Should we only raise the minimum amount of the offering, we may have to seek other sources of financing or limit our plan of operation as detailed in this prospectus. If additional sources of financing are not available, reworking our wells and drilling new wells will take much longer and our results of operations will be adversely affected.

     Development of proved undeveloped reserves may not be successful. Based on the oil and gas reserve report for our property, Proved Undeveloped reserves have been assigned a value of $1,200,607. The term "proved" means that geological and engineering data demonstrates with reasonable certainty estimated quantities of oil may be recovered in future years under existing economic and operating conditions. However, since these reserves are undeveloped, there is no assurance Mountain Oil can successfully drill and complete wells to recover the value assigned to proved undeveloped reserves.

     Our limited operations means a drop in oil prices will have a substantial adverse impact on us. Our largest source of operating income is from the sale of oil. The recent rise in oil prices to $31.00 per barrel at October 2, 2000 is the reason we believe it will be profitable to rework existing wells and drill new wells. Since our revenue now and in the future will depend on production from a relatively small number of wells, a significant decrease in oil prices would severely impact our operations.

     We are subject to operating hazards and uninsured risks. Our operations are subject to all of the risks incident to exploration for and production of oil and gas, including blow-outs, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or injury to persons and property. We currently have $1,000,000 policy for public liability and $5,000,000 for claims or losses. If our insurance does not fully cover certain of these risks the impact could have a material adverse effect on our financial position.

     We lease the oil and gas rights on the property where our wells are located. Our oil and gas leases require that we develop or produce oil and gas to keep the leases. In the event we fail to continue production from the wells located on leased land and make royalty payments, we could lose our right to the mineral rights.

     We currently depend on one customer to purchase our oil and gas. All of our sales have been to one customer and our contract is renewed on a month-to-month basis. While we believe there are numerous customers who will purchase our oil and gas, we do not have additional purchase contracts in place.

     We currently have outstanding options and convertible notes that may dilute the ownership interest in Mountain Oil held by other stockholders. As of October 2, 2000, we have outstanding options to purchase a total of 75,000 shares of common stock.
The exercise prices of the outstanding options range from $1.00 to $1.10 per share. Also as of October 2, 2000 there are $825,000 in outstanding convertible notes. Each $1.50 of note principal is convertible to one share of common stock, or a total of 550,000 shares, until March 31, 2002. The holders of the outstanding options and notes might have the opportunity to profit from a rise in the market price of which there is no assurance, of the shares of the common stock underlying the options at prices lower than the $2.25 you paid, which may keep the market price for our stock lower and impair your ability to realize a return on your investment.

     We cannot assure the completion of the "minimum-maximum, best efforts" offering. The shares are being offered on a "minimum-maximum, best efforts" only basis and no individual or firm is committed to purchase or take down any of the shares. There is no assurance that any portion of the shares will be sold. In the event that at least $500,000 has not been received within 90 days of the date of this prospectus, which may be extended for an additional 30 days in our discretion, funds will be promptly returned to investors with interest and without deducting expenses of this offering. As such, you could invest money for as long as 120 days and have your investment returned with interest. Anytime after the minimum amount is received prior to termination of the offering, the escrowed funds will be transmitted to us and shares will then be issued and no refunds will be made to you.

     We arbitrarily determined our offering price. The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products within the industry, our management's previous experience, the lack of technological development with respect to our projects to date, our historical and anticipated results of operations and our present financial resources.

                   FORWARD-LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "Risk Factors" and "Plan of Operation" sections and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                  DILUTION AND COMPARATIVE DATA

     As of June 30, 2000, we had an unaudited net tangible book value of $595,000, or a net tangible book value per share of approximately $0.32. The following table shows the dilution to your investment in Mountain Oil without taking into account any changes in our net tangible book value after June 30, 2000, except the sale of the minimum and maximum number of shares offered.

                                   Assuming Minimum   Assuming Maximum
                                   Shares Sold        Shares Sold
Shares Outstanding                 2,075,222          2,853,000

Public offering proceeds at $2.25
per share                          $500,000           $2,250,000

Net tangible book value before
offering $.032                     $0.52              $0.99

Increase attributable to purchase
of shares by new investors         $0.20              $0.67

Pro forma net tangible book value
after offering                     $1,095,000         $2,845,000

Dilution per share to new
investors                          $1.73              $1.26

Percent dilution                   76.88%             56%

     The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of June 30, 2000:

                        Shares Owned    Total           Average Price
                        Number          Consideration   $
                                        %  Amount
Per Share

Present Shareholders
     Minimum Offering  1,853,000       56% $653,000    $0.32
     Maximum Offering  1,853,000       22% $653,000    $0.32
New Investors
     Minimum Offering  222,222         44% $500,000    $2.25
     Maximum Offering  1,000,000       78% $2,250,000  $2.25

     The numbers used for present shareholders assumes that none of the present shareholders purchase additional shares in this offering. It also assumes that none of the convertible notes outstanding are converted by the conclusion of the offering.

                         USE OF PROCEEDS

     The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $111,319 is $388,681 if the minimum number of shares is sold and $2,138,681 if the maximum number of shares is sold.

     The following table sets forth our best estimate of the use of proceeds from the sale of the minimum and maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.

Description                             Assuming  Sale of    Assuming Sale of
                                        Minimum Offering     Maximum Offering

Payoff Liabilities
Payoff Equipment Loan - Backhoe                                        20,000
Exercise Option to Purchase Ho
Oil Truck                                                              25,000

Oil & Gas Development
  Purchase Service Equipment                                           50,000
  Purchase Oil Well Equipment                    50,000               250,000
Rework & Re-complete Oil Wells                  200,000             1,200,000
  Joint Venture Drilling                                              300,000
  Purchase Gas & Oil Leases                                            25,000

General & Administrative Expenses
  Payroll - Administrative                       29,000                29,000
  Legal & Professional                            6,000                 6,000
  Office Overhead                                 5,000                 5,000
  Insurance                                       6,000                 6,000
  Mortgage Payments                               2,000                 2,000

Interest on Indebtedness                         20,000                10,000

Working Capital                                  20,681               160,681

TOTAL NET PROCEEDS                             $338,681            $2,138,681

     The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including wages and salaries,professional fees, expenses, payment of rent, and other administrative costs.

     Before using the proceeds of this offering, we may make temporary investments in short-term, interest-bearing securities,money market accounts, insured certificates of deposit and/or in insured banking accounts.

                         CAPITALIZATION

     The following tables sets forth our capitalization as of June 30, 2000, on an actual basis. This table should be read in conjunction with our financial statements and notes.

Stockholders' equity:
       Preferred stock, no par value,authorized 10,000,000
       Shares: no shares issued or outstanding
       Common stock, no par value, authorized 50,000.00
       Shares:  1,853,000 shares  issued  and outstanding        653,000
       Additional paid-in capital                                -0-
       Accumulated deficit                                       (58,000)
Total Stockholders equity                                        $595,000

                        PLAN OF OPERATION

Proposed operations and capital requirements

     We currently own 24 wells in seven oil and gas fields on 11,989 acres. A total of 11 of the 24 wells are capable of producing oil or gas. The 11 wells capable of producing oil or gas were producing, or being swabbed, as of June 2000. Four of the 11 wells were producing at economic rates as of December 31, 1999 and were assigned Proved Developed Producing oil and gas reserves of 40 Mbbls and 34 Mmcf. The remaining 7 wells were producing at or below economic break even using December 31, 1999 oil and gas prices and were not assigned Proved Developing Producing reserves.

     Mountain Oil purchased the 24 wells in July 1999. Between July 1999 and June 2000 the ten wells generated $224,514 in gross oil and gas sales revenues. We have six men in the field each day working on the wells. The activities currently being performed by the crew include swabbing, hot oil treatments, repair, maintenance, pump installation and above ground preparations for reworking the wells. All of our wells are drilled and cased, however, various rework is required on a majority of the wells. Currently, six of the wells are producing with pump jacks installed. The five wells that do not have pump jacks are swabbed on a weekly basis. Swabbing brings oil to the surface without a pump and accounts for about 40% of our current production.

     Thirteen of the 24 wells owned by Mountain Oil are not currently being pumped or swabbed. No reserves were assigned to these thirteen wells in the December 31, 1999 reserve report. We believe all but two of these wells can become economic by stimulating existing and behind pipe pay zones as well as installing and repairing surface and subsurface pumping equipment. Two wells are not economically feasible to stimulate or repair and are scheduled to be plugged and abandoned before the end of 2000.

     The following table contains a list of each well and estimated cost for maintenance and reworking expenses.

WELL                        COST ESTIMATE

Nielsen 1-20B 1             $15,000

Brundage Canyon 1-13        $1,500

Brundage Canyon 24-12       $500

Brundage Canyon 16-2        $500

Brundage Canyon 13-15 X     $15,000

Dye Hall 2-21-b-1           $350,000

Lawson 1-21                 $25,000

L.E. Font 3-27-22           $250,000

Ute 116 A-1                 $10,000

Fausett 1-26-A1E            $60,000

Fausett 1-2B1E              $250,000

Myron Ranch 1-280B1         $250,000

Wilkens 1-24                $250,000

Walker 2-24                 $40,000

Josie 1-3 B5                $20,000

1-31 C5                     $250,000

Coyote Canyon 10-9          $75,000

1-19 B5                     $275,000

1-12 B6                     $20,000

Black Jack 1-1406           $200,000

11-25                       $110,000

11-18                       $110,000

7-24                        $75,000

     We have estimated the total cost at $2,652,500 to refurbish our existing wells. We have scheduled our operations and well development into three phases.

     Phase I is now in progress and we plan on completing it in 2000. Phase I consists of the reworking of existing wells. Our goal is two recompletion attempts in new zones. The recompletion process pulls and tests tubing and rods from the well. Certain areas of the well will be treated with hydrochloric acid to clean the well allowing more oil to flow. Some portions of the well casing will be perforated to allow more oil flow into the well bore. These projects should boost field production.Simultaneously, we will install natural gas gathering systems at wells that lack such development. This line will deliver gas via the Coastal Gas collection system to existing mainlines owned by Questar Gas.

We have an agreement with Coastal Gas who in turn negotiates separately with Questar for use of their collection system. Coastal has agreed to purchase all of our natural gas at spot prices as quoted by Bloomberg. In the future we may negotiate with other natural gas purchasers, depending on the location of the well.

     In Phase II scheduled for 2001, we intend to drill horizontally to new zones in existing wells and complete new oil and gas wells at the Brundage Canyon and West Willow Creek fields. These sites are in existing oil fields. New wells cost approximately $400,000 each. We may use existing capital, bank lines of credit and partnerships to drill these shallow off site wells in proven areas.

     Phase III will commence following Phase II and includes the continued drilling of natural gas wells in shallow areas of our lease holdings. Partnerships with drilling companies, other oil companies and joint ventures will be pursued aggressively during this phase.

     We completed our first funding in December 1999 by selling our common stock to accredited investors in which we raised $519,000. We completed another round of funding in April 2000, by selling convertible debentures to accredited investors and raised $825,000. These debentures are convertible at $1.50 per share and the notes come due on March 31, 2002. An officer and director exercised options for $50,000 in April 2000. We believe these funds along with the funds raised in this offering will enable us to complete Phase I and commence Phase II.

     We currently have a crude oil purchase contract in place with Enron Trading & Transportation at spot prices. The contract is a month- to-month contract that may be terminated by either party upon thirty days written notice. Under the terms of the contract, Enron will purchase all of the crude oil we can produce at the daily-posted price for the day of delivery. We receive our monthly production check on the 20th of the month following production.

     A major cost each month will be royalty payments on gross revenues to owners of royalty interests in the properties. These royalties range from 16.6% to 25% of revenues with an average of 20%. We currently have lease agreements with royalty provisions with the Bureau of Land Management, the state of Utah, the Ute Indian Tribe and private owners. The leases are in perpetuity as long as production is maintained.

     We anticipate funds from this offering along with our current revenues will be sufficient to continue operations at our planned rate of development for the next twelve months. However, should we be unsuccessful in raising at least the minimum proceeds, we believe that our current revenues along with additional financing in the form of a private placement or loans will enable us to continue operations and expansion efforts. In the event we do not receive any additional funding, we believe our current operations will generate adequate revenue to continue operating for the next twelve months, although we will not be able to expand at the rate desired.

                      RESULTS OF OPERATIONS

     From inception to year ended December 31, 1999

     Oil and gas sales were $77,000 from July 30, 1999, date of inception, to December 31, 1999. Cost of sales for that period was $45,000 with a gross profit of $32,000. General and administrative expenses were $33,000 with depreciation, depletion and amortization expenses at $12,000. Interest expense was $4,000. We recognized a net loss in the amount of $17,000 during the period from inception to December 31, 1999.

     Net cash used in operating activities was $186,000 and we purchased property and equipment for $10,000. We received $206,000 as proceeds from short-term debt and paid $7,000 against the debt. We also received $509,000 in proceeds from the issuance of our stock. Net cash provided by financing activities was $708,000. And as of December 31,1999, we had $512,000 cash on hand.

     For the six months ended June 30, 2000

     Oil and gas sales were $338,000 for the six months ended June 30, 2000. Cost of sales for that period was $106,000 with a gross profit of $232,000. The increase is due to increased production from our operating wells. General and administrative expenses were $226,000 with depreciation, depletion and amortization expenses of $43,000 for the six months ended June 30, 2000. Interest expense was $18,000 and other income was $14,000. We recognized a net loss of $41,000 for the six months ended June 30, 2000.

     Net cash used in operating activities for the six-month period ended June 30, 2000 was $66,000. We paid $200,000 on related party notes during the period and we received $825,000 on convertible notes we issued. Net cash provided by financing activities was $676,000. We had a net decrease in cash of $77,000. As of June 30, 2000, we had $35,000 in cash on hand.

                            BUSINESS

General

     We are a Utah corporation formed on July 30, 1999, engaged in the oil and gas acquisition, exploration, development and production business. Our wells and operations are located within a thirty-mile radius of Duchesne, Utah, and consist of the following:

     *Twenty-four oil and gas wells
     *Leased mineral rights on 11,989 acres
     *Downhole and surface equipment on all twenty-four wells
     *An office building on Highway 40 in Ballard, Utah

     The first wells were drilled in 1964 and the last well was drilled in 1988 and at one time, all wells were producing. However, due to lack of maintenance over the years, most of the wells had ceased production at the time we acquired them. Since July 1999, we have focused our efforts on settling outstanding liabilities, raising capital, and reworking existing wells.

     We currently have 11 wells producing oil and gas. We expect five additional wells will begin producing by the end of 2000.
Our goal is to rework the remaining six wells to begin production by mid-2001.

     Total Proved reserves are 929 Mbbls of oil and 1,829 Mmcf of natural gas with a net present value discounted at 10% of $2,328,636 as of December 31, 1999. Proved Developed Producing reserves were assigned to four wells totaling 40 Mbbls of oil and 34 Mmcf of natural gas with a net present value discounted at 10% of $228,029. Proved Undeveloped reserves were assigned to nine undrilled locations and in three existing non-producing wells totaling 889 Mbbls of oil and 1,795 Mmcf of natural gas with a net present value discounted at 10% of $2,100,607. An oil price of $21.55/bbl for Black Wax, $25.50/bbl for Yellow Wax, and a gas price of $2.10/mcf was used in the economic analysis of the reserves. Oil and gas prices were not escalated.

     We produce two grades of oil, black wax crude oil and yellow wax crude oil, and we also produce natural gas. The production mix of each type of oil or gas varies according to each well. To date, the 24 wells have produced 1,759,000 barrels of oil and 2,195,000,000 cubic feet of natural gas.

     We do not own the land on which the wells are located, but we lease the minerals rights subject to royalty interests. The land and royalty interests are owned by the Bureau of Land Management, the state of Utah, the Ute Indian Tribe, or by private individuals. The average annual rental on the lease agreements is $1.25 per acre per year. Some of the leases do not require any annual payment and are held by production, which means we hold the mineral rights lease as long as there is production or we are developing the lease for production.

     A total of 11 of the 24 wells are capable of producing oil or gas. Four of the 11 wells were producing at economic rates as of December 31, 1999 and were assigned Proved Developed Producing oil and gas reserves of 40 Mbbls and 34 Mmcf. Of these 11 wells, six are currently producing with pump jacks and five are flowing or are swabbed on a weekly basis. Swabbing brings oil to the surface without a pump and accounts for about 40% of our current production. The five wells flowing or being swabbed were not assigned economic oil and/or gas reserves as of December 31, 1999.

     We believe all but two of the remaining shut in wells can become economic by installing and repairing surface and subsurface pumping equipment. Two wells cannot be economically repaired and are scheduled to be plugged and abandoned by the end of 2000.

     Nine drilling locations and three existing wells with behind pipe oil and gas reserves were assigned Proved Undeveloped reserves in the December 31, 1999 reserve report on the 11,898 acres leased by Mountain Oil. These nine undrilled well locations and three wells with behind pipe oil and gas reserves have Proved Undeveloped reserves of 889 Mbbls of oil and 7,795 Mmcf of natural gas with a net present value discounted at 10% of $2,100,607 as of December 31, 1999. In the future we may develop some of these drilling locations either on our own or through joint drilling agreements where we would drill new wells with a joint venture partner, sharing costs and profits.

     All of our oil production is sold to Enron Corporation and our natural gas is sold to Coastal Field Services. Natural gas produced at the wells is also used to run the pump jacks and other equipment used for production.

Operations

     All of our wells are completed in the Green River and Wasatch formations between 4,000 and 17,000 feet deep and are located in Duchesne and Uintah Counties in the State of Utah. We have no interest in oil and gas applicable to long-term supply or similar agreements with foreign governments or authorities in which we act as the producer and share revenues from the reserves of investors accounted for by the equity method, accordingly, no information pertaining to those categories is presented here.

     As of December 31, 1999, we leased 11,989 gross, 10,900 net, acres of developed oil and gas property. The property in which we own an interest is held under oil and gas leases negotiated directly with private mineral owners, the Bureau of Land Management, the state of Utah and the Ute Indian Tribe. The leases are held in perpetuity so long as we continue to produce oil and gas or make minimum lease payments.

     We conduct our own operator services for our oil and gas wells. If we decide to use any outside operators or partners in well ventures, we do not intend to pay for operator services in excess of competitive rates in the same geographical area.

     In connection with drilling of any wells, we intend to hire outside contractors experienced in the area of oil well drilling. Rates for drilling are either by the day or by the foot. The nature of the well to be drilled will dictate the rate paid by us.

Market

     We sell all of our oil production to Enron Corporation at spot prices. The price for Yellow Wax Crude from the Uintah Basin is consistently the highest of any type of crude oil in the country based on historical data. The spot price on October 2, 2000 was $31.00 per barrel for Yellow Wax Crude and $26.75 per barrel for Black Wax Crude based on quotes from "eott.com". Natural gas is currently at $4.23 per thousand cubic feet per Bloomberg, October 2, 2000. Emerging from a two-year downturn, oil prices reached their highest level since the Gulf War, and have continued to rise. Enron will take all of the oil that we can produce.

     Prices for oil and gas are driven strictly by supply and demand. We can sell our products to any one of five distributors, including Enron, Chevron, Flying J, AMACO, and Phillips. Prices among the five distributors are nearly equal. We decided to sell to Enron based on quality of service and relationships between our companies. We currently do not use commodity futures contracts or price swaps in marketing our crude oil and natural gas.

     The availability of a ready market for our oil and gas depends on numerous factors beyond our control, including the demand for and supply of oil and gas, the proximity of our natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. New oil wells may have production curtailed until production facilities and equipment are acquired or developed. Our business will always be subject to these types of risks.

Regulation

     The production and sale of gas and oil are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters, including taxes. Many jurisdictions have at various times imposed limitations on the production of gas and oil by restricting the rate of flow for gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increase may occur, although increases in state energy taxes would have no predictable effect on natural gas and oil prices. We believe we are in substantial compliance with applicable environmental and other government laws and regulations. However, there can be no assurance that significant costs for compliance will not be incurred in the future.

     All aspects of the oil and gas industry are extensively regulated by federal, state and local governments. Regulations govern such things as drilling permits, production rates, environmental protection and pollution control, royalty rates, and taxation rates. These regulations may substantially increase the cost of doing business and sometimes prevent or delay the start or continuation of any given exploration or development project. Regulations are subject to future changes by legislative and administrative action and by judicial decisions, which may adversely affect the petroleum industry.

     We believe our operations comply with all applicable legislation and regulations in all material respects and that the existence of such regulations has had no more restrictive effect on our method of operations than other similar companies in the industry. Although we do not believe our business operations presently impair environmental quality, compliance with federal, state and local regulations that have been enacted or adopted regulating the discharge of materials into the environment could have an adverse effect upon our capital expenditures, earnings and competitive position.

     In the areas which we conduct our operations, there are statutory provisions regulating the production of oil and natural gas. These rules may restrict the oil and gas production rate to below the rate our wells can produce. We are also subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We may be required to obtain permits before drilling and operating our wells. Also, we may be subject to liability for pollution that results from our operations. It is impossible to predict if and to what extent these regulations may impact our operations.

     State regulatory authorities have established rules and regulations requiring permits for drilling operations, drilling bonds and/or reports concerning operations. The state regulatory authorities may also have statutes and regulations concerning the spacing of wells, environmental matters and conservation.

     At present, our compliance efforts consist of filing monthly production, inventory and sales reports with the state of Utah and the Mineral Management Services. We are also required to file notices when there are any changes in the wells such as relocating tanks and pipes, cleanouts and other activity. We may incur additional costs for clean up in the event of an oil spill. We estimate that we currently spend approximately $5,000 per year to maintain compliance with regulatory requirements. We intend to comply with all regulations pertaining to our operations. However, future legislation and regulation may have adverse impact on our business.


Competition

     In seeking suitable opportunities, we compete with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with financial resources, personnel and facilities substantially greater than ours. There can be no assurance we can compete effectively with these larger entities. The oil and gas industry is highly competitive in all phases. We will encounter strong competition from other independent oil companies in all areas of our business including marketing, production and obtaining external financing. Most of our competitors have financial resources, personnel, and facilities substantially greater than ours. However, unless there is a substantial drop in the market for oil and natural gas, we can sell our products at daily spot prices.

Employees

     We presently have one full-time officer and two full time office staff. In addition, we employ consultants from time-to-time to assist in evaluating oil and gas properties. We employ six additional full time production employees who are on call 24 hours a day.

     Our success will be largely dependent upon the efforts and active participation of Craig Phillips, the President of Mountain Oil, Joe Ollivier, Chief Financial Officer, and Lynn Stratford, Vice President, Finance. The loss of the services of any the officers and key consultants may adversely affect our business decisions. We do not have key man insurance in place for any personnel and do not anticipate purchasing key man insurance until such time as revenues from operations allow.

     Our directors and officers, are, or may become in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, effort and corporate opportunity, involved in participation with such other business entities. The amount of time, which our officers and directors will devote to our business, may be limited. It is not anticipated that any of such other business interests will be ones that are, or will be, in competition with us.

Legal proceedings

     Mountain Oil is not a party to any material pending legal proceedings, and to the best of its knowledge, no such proceedings by or against Mountain Oil have been threatened.

Facilities

     Our offices are located at 3954 East Highway 40, Ballard, Uintah County, Utah. Our building consists of a total of 2,400 square feet with 1,200 square feet on each of two floors. All administrative and managerial functions are performed at our office location. We have purchased our building for $29,324.55 and are current in our mortgage payments.

                 OIL AND GAS RESERVE INFORMATION

     The following information was provided by Professional Petroleum/Reservoir Engineering Services, Ralph L. Nelms, Consulting Petroleum Engineer. Mr. Nelms is an independent expert who is qualified and is in the business of rendering opinions regarding the value of oil and gas properties based upon the evaluation of all pertinent economic, financial, geologic and engineering information.

     The reserve report is based upon oil and gas sales prices, production history, working interests, net revenue interests, drilling and completion costs, and operating costs provided by Mountain Oil, and were not independently verified by Mr. Nelms. The evaluation is based upon utilization of the oil and gas prices believed to be in effect on December 31, 1999. A field examination of the producing wells was not conducted.

     Estimates of reserves and of future net revenue may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the engineer's estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective and engineering judgment. In addition, any estimates of future net revenue and the present value are based on price and cost assumptions made by us which only represent our best estimate.
If these estimates of quantities,
prices and costs prove inaccurate, we are unsuccessful in expanding our oil and gas reserves base with our capital expenditure program, and/or declines in and instability of oil and gas prices occur, then write downs in the capitalized costs associated with our oil and gas assets may be required. While we believe that the estimated proved oil and gas reserves and estimated future net revenues are reasonable, there is no assurance that certain revisions will not be made in the future.

     Table following presents a summary of the Proved Developed Producing and Proved Undeveloped net oil and gas reserves.

                  NET OIL AND GAS RESERVES AND
            NET PRESENT VALUE AS OF DECEMBER 31, 1999

Reserve               Net Oil Remaining  Net Gas Remaining  Net Present Value
Classification        Mbbls              Mmcf               At 10% Discount



Proved Developed      40                 34                 $228,029
Producing

Proved Undeveloped    889                1,795              $2,100,607

Total Proved          929                1,829              $2,328,636


     Total Proved reserves are 929 Mbbls of oil and 1,829 Mmcf of natural gas with a net present value discounted at 10% of $2,328,636 as of December 31, 1999. Proved Developed Producing reserves were assigned to four wells totaling 40 Mbbls of oil and 34 Mmcf of natural gas with a net present value discounted at 10% of $228,029. Proved Undeveloped reserves were assigned to nine undrilled locations and behind pipe reserves in three existing wells totaling 889 Mbbls of oil and 1,795 Mmcf of natural gas with a net present value discounted at 10% of $2,100,607.

     We have five 40-acre Proved Undeveloped drilling locations in the Green River formation in the Brundage Canyon and Myton Bench fields, and four 320 -acre Proved Undeveloped drilling locations in the Wasatch and Green River formations in the Altamont and Bluebell fields.

     The largest potential up side for development of our oil and gas reserves is drilling offset wells to existing producing and shut in Green River and Wasatch wells and possible behind pipe Proved reserves in shut in or un-economic Wasatch wells. Behind pipe Proved oil and gas reserves are reserves assigned to oil or gas formations in existing wells that have been cased and cemented and are known to be, or have been, economically productive in offset wells where a relatively major expenditure is required for rework.

     Our undeveloped properties in the Altamont, Bluebell, Brundage Canyon, Myton Bench, Duchesne, West Willow Creek North, and Bridgeland fields, which have not been assigned Proved
Undeveloped reserves in the December 31, 1999 reserve report, may have significant potential for additional development of oil and gas Proved Undeveloped reserves.

     Potential for upside development exists on our West Willow Creek North leases. Geological mapping indicates the possibility of the extension of both Green River and Wasatch oil sand from the Duck Creek Field in T9S R19E south west of our properties. Wasatch production and Green River production immediately surround the properties is un-economic. However, the central sections of leases containing the Green River and Wasatch formations have not been drilled. Due to the high uncertainty associated with this prospect, no Proved Undeveloped reserves were assigned to any of the leases in West Will Creek North.

     The average expense utilized for the reserve evaluations was $1,700 per month per well for a Green River and shallow Wasatch well completion in Brundage Canyon, Myton Bench, West Willow Creek North, and River Junction fields. Operating expense of $4,000 per month per well was used for operating expenses for a deep Wasatch and Green River completion in the Bluebell and Altamont fields. This figure reflects actual monthly operating costs, excluding all state of Utah Severance and Conservation Taxes and Duchesne and Uintah County Ad Valorem property taxes. Monthly operating expenses were not escalated.

     An oil sales price of $25.50 per barrel was utilized for Yellow Wax and $21.50/bbl was used for Black Wax oil sales. This oil price is based upon the oil price in effect on December 31, 1999 as posted by EOTT on its web site "eott.com". Oil price was not escalated for the economic evaluation.

     Gas sales price used was $2.10/mcf. The gas price used was the estimated gas sales price in effect on December 31, 1999.
Gas prices also were not escalated for the economic life of each well.

     In some cases the offset Proved Undeveloped locations may have different working and net revenue interest than the primary producing well holding the acreage. Mineral interests held by us including working and net revenue interests in Proved Undeveloped offset acreage held by us were not independently verified.

     Twenty of our 24 wells were shut in or producing oil and gas at un-economic quantities as of December 31, 1999 using December 31, 1999 oil and gas sales prices. 8.75% was utilized for Ad Valorem taxes based upon Duchesne and Uintah County historical tax assessments for the wells. A Severance tax rate of 2% was utilized for the State of Utah. The analysis was performed using before tax evaluation procedures. No calculations of federal taxes or credit for depreciation, depletion, or any type of tax credits were applied to the analysis.

     Production decline curves were generated using generally accepted oil and gas economic computer programs utilizing historical production data. All individual reports, decline curve production plots, and the oil and gas reserve summary report were generated utilizing the David P. Cooke and Associates Oil and Gas Reserve Evaluation, OGRE and Interactive Decline Evaluation and Analysis, IDEA computer programs. The David P. Cooke and Associates computer programs are widely used and generally accepted by the Oil and Gas Industry through the United States for oil and gas reserve and economic analysis. A maximum of 30 years of well life was utilized in the analysis.

     Drilling and completion costs were assumed to be $355,000 for Green River development in Brundage Canyon and Myton Bench area. Deep Wasatch and Green River formation drilling and completion costs in Altamont and Bluebell fields were assumed to be either $1,600,000 or $2,600,000 per well, depending on location. Drilling and completion costs were assumed to be $370,000 for the Green River and $550,000 for the Wasatch formation in the West Willow Creek North prospect.

                           MANAGEMENT

     Our business will be managed by our officers and directors.
The following persons are the officers and directors of Mountain
Oil:

Name            Age    Position                     Since

Craig K.        47     President and Director       July 1999
Phillips
Joseph F.       58     Vice President - Chief       July 1999
Ollivier               Financial Officer/Investor
                       Relations Officer and
                       Director

Lynn Stratford  57     Vice President - Finance     February 2000
                       and Director

Daniel S.  Sam  37     Secretary, Treasurer,        July 1999
                       General Counsel and
                       Director

Biographies

     The following are brief biographies of the officers and directors:

     Craig K. Phillips, President and Director. Craig K. Phillips has nearly 30 years of experience in the oil industry. Mr. Phillips began his career on a drilling crew and progressed into managing drilling projects, analyzing oil and gas zones, repair, maintenance, founding oil companies, purchasing oil and gas properties, refurbishing wells, and consulting. From 1995 to 1997, Mr. Phillips was superintendent for Uintah Oil & Gas, and from 1997 through 1999, Mr. Phillips was self-employed as a consultant in the oil and gas industry. Mr. Phillips has specifically been involved with the wells in this project through his former company Uintah Gas and Oil. Mr. Phillips knows the Uintah Basin oil fields including Altamont, Bluebell, Myton, and Brundage Canyon and the detailed history of each well. Mr. Phillips' primary responsibility is the firm's day-to-day operations. Mr. Phillips understands what makes the wells produce efficiently and is focused on maximizing daily output. Mr. Phillips is one of the co-founders of Mountain Oil.

     Joseph F. Ollivier, Vice President, Chief Financial Officer and Director. Since 1995, Mr. Ollivier has been a managing member of First Capital Funding, LLC, a private mortgage company, where he supervises loan activity. Mr. Ollivier is responsible for overseeing our budgeting and financial direction. Mr. Ollivier is also a director of Datigen.com, Inc., a public company, engaged in the business of computer software development.

     Lynn Stratford, Vice President and Director. Lynn Stratford is a Northwestern MBA graduate. Mr. Stratford worked for two years with Arthur Andersen & Co. after graduate school. Since 1978 Mr. Stratford has been the financial specialist in his own venture capitalist firm, starting new companies as well as buying and selling companies. Mr. Stratford has expertise in management, accounting, computers, and financial analysis.

     Daniel S. Sam, Secretary, Treasurer, General Counsel and
Director. Mr. Sam is a licensed attorney and has been engaged in the practice of law in Vernal, Utah, focusing on natural resources law.

     The following is a biography of the independent petroleum engineer that perform the oil and gas reserve report:

     Mr. Ralph L. Nelms, Consulting Petroleum Engineer, Professional Petroleum/Reservoir Engineering Services. Mr. Nelms is a registered professional petroleum engineer with over 25 years of engineering experience. Mr. Nelms has both a bachelors and a masters degree in Petroleum Engineering as well as an MBA. Mr. Nelms is an expert in all facets of oil and gas production, including property analysis, oil and gas reserve evaluation, project management and development.

                          COMPENSATION

     Mr. Phillips received a salary of $3,000 per month during our last fiscal year for acting as our president. No other director or officer has received any compensation nor are there any employment agreements in place. We do not anticipate compensating directors.

Stock Option

     The following table sets forth certain information relating to options granted to our executive officers from inception in July 1999 through September 30, 2000. No options were granted to any employee other than our executive officers

Name                  Number of    % of Total   Exercise  Expiration
                     Securities      Options     Price      Date
                     Underlying      Granted                $/sh
                       Options         to
                       Granted      Employees

Craig Phillips,      25,000           20%         $1.10    1-15-2010
President

Joseph Ollivier,     25,000           20%         $1.00    1-15-2010
Vice President

Lynn  Stratford,     50,000           40%         $1.00    1-15-2010
Vice President

Daniel S. Sam,       25,000           20%         $1.00    1-15-2010
Secretary and Treasurer


     All options were issued on April 3, 2000.

     The following table sets forth certain information with respect to unexercised options held by our executive officers as of September 30, 2000.

                                    Number of          Value of
                                   Securities        Unexercised
             Shares                Underlying        In-the-Money
            Acquired   Value       Unexercised     Options/SARs at
Name           on     Realized   Options/SARs at    Sept. 30, 2000
            Exercise    ($)      Sept. 30, 2000          ($)
              (#)                 Exercisable/       Exercisable/
                                  Unexercisable     Unexercisable

Craig        -0-       -0-         25,000/0             0/0
Phillips,
President

Joseph       -0-       -0-         25,000/0             0/0
Ollivier,
Vice Pres.

Lynn        50,000    -0-        0/0                   -0-
Stratford,
Vice Pres.


Daniel  S.  -0-       -0-        25,000/0              0/0
Sam Sec./Treas.

     Because there is no current public market for our shares, we have deemed the Fair Market Value to be the exercise price of the option.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 9, 1999, we borrowed $100,000 from Joseph Ollivier and signed a note for that amount with interest at 12% per year. Interest only is currently payable with the principal due in November 20, 2000. We secured the note with pumping equipment that we own. The note has been paid in full. Also on November 9, 1999, we borrowed $100,000 from Daniel Sam and signed a note for that amount with interest at 12% per year. This note has also been paid in full.

     The above transactions were on terms as favorable to us as those generally available from unaffiliated third parties. These transactions were approved by the two disinterested directors who did not have an interest in the transaction.

     From time to time we may enter agreements or transactions with officers, directors or affiliates. It is our policy to negotiate such transactions at arms length and at a price equal to or better than what we could negotiate with unrelated parties. All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel. Because our some of our officers and directors hold positions in other companies, there may be a conflict of interest.

                     PRINCIPAL STOCKHOLDERS

     The following table sets for the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 222,222 should the minimum number of shares be sold and to reflect the sale of 1,000,000 should the maximum number of shares be sold.

     The table includes:
     *each person known to us to be the beneficial owner of more than five percent of the outstanding shares
     *each director of Mountain Oil
     *each named executive officer of Mountain Oil
     *all directors and executive officer of Mountain Oil as a group


Name & Address         # of Shares    % Before              % After Offering
                       Beneficially   Offering   Minimum         Maximum
                          Owned

Craig K. Phllips         390,000       21.04%    18.79%          13.67%
P.O. Box 1622
Roosevelt, UT 84066

Joseph F. Ollivier       347,000       18.72%    16.72%          12.16%
3191 N.Canyon Rd.
Provo, UT 84604

Lynn Stratford           105,000        5.67%     5.06%           3.68%
4376 N. Churchill Dr.
Provo, UT 84604

Daniel S. Sam            390,000       21.04%    18.79%          13.67%
319 W. 100 S.
Vernal, UT 84078

All officers           1,232,000       66.49%    59.37%          43.18%
and Directors as a
Group (4 persons)

     The shares attributed to Lynn Stratford are held in the following names: 35,000 shares in the name LRS Unitrust, Lynn R. Stratford as Trustee; 40,000 shares in the name LRS Unitrust #3, Lynn R. Stratford as Trustee; and 20,000 shares in the name of Lynn R. Stratford.

DESCRIPTION OF THE SECURITIES

Common stock

     We are authorized to issue up to 50,000,000 shares of common stock. As of June 30, 2000, there are 1,853,000 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred stock

     We are authorized to issue up to 10,000,000 shares of preferred stock. As of June 30, 2000, there are no shares of preferred stock issued and outstanding.

     Our preferred stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by our board of directors. Our board of directors are expressly authorized to fix:

     * Voting rights
     * The consideration for which the shares are to be issued
     * The number of shares constituting each series
     * Whether the shares are subject to redemption and the terms of redemption
     * The rate of dividends, if any, and the preferences and whether such dividends shall be cumulative or noncumulative
     * The rights of preferred stockholders regarding liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of Mountain Oil
     * The rights of preferred stockholders regarding conversion or exchange of shares for another class of our shares

     We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholders or unless the issuance of preferred stock is approved by a majority of our independent directors do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

Convertible debenture

     We have sold convertible debentures to accredited investors for $825,000. These debentures are convertible to common stock at $1.50 per share, 677 shares per $1,000 note, for a total of 550,000 shares of common stock. The notes are due on March 31, 2002 and are convertible up to that time. The debentures pay interest at a rate of 7% per annum from the date of issuance.

Stock options

     We have reserved 300,000 shares of common stock for issuance to key employees, officers, directors and consultants upon the exercise of options available for grant under our Long-Term Stock
Incentive Plan.

     Currently, we have granted options for 75,000 shares of common stock. The options are fully vested and are exercisable at $1.00 and $1.10 per share for a period of ten years. As of the date of this prospectus, options for 50,000 shares of common stock have been exercised at $1.00 per share.

     The sale of any shares upon exercise of the stock options could adversely affect the market price for our common stock.

     Other than options issued under our qualified Long-Term
Stock Incentive Plan are exercisable more than five years from the date of this prospectus.

Transfer agent

     Interwest Transfer Company, Inc., 1981 E. 4800 S., Salt Lake City, Utah 84124 is our transfer agent.

                SHARES AVAILABLE FOR FUTURE SALE

     As of the date of this prospectus, there are 1,853,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 222,222 shares of common stock will be freely tradeable if the minimum number of shares are sold and 1,000,000 shares of common stock will be freely tradeable if the maximum number of shares are sold. The remaining 1,853,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates, which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of may include directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered re-sales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from us or an affiliate. At that time shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about us. Re-sales by our affiliates of restricted and unrestricted common stock are subject to the applicable requirements. The volume limitations provide that a person, or persons who must aggregate their sales, cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock that has been held for two years free of the applicable requirements.

     MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     We currently have 35 holders of record or our common stock.
There is no market for our common stock. Presently, we are privately owned, and there is no market for any of our securities. This is our initial public offering.

     Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers and directors. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our common stock could adversely affect a shareholder in the event a shareholder desires to sell his shares.

     Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

     Broker-dealers are subject to certain restrictions when they deal in our securities that impair the liquidity of the common stock. Public trading of the common stock is covered by Rule 15c2-6 of the Securities Exchange Act of 1934, which imposes certain sales practice requirements on broker-dealers who sell certain designated securities to persons other than established customers and certain categories of investors. For transactions covered by the Rule, the broker-dealer must make a suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to sale. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock.

                      PLAN OF DISTRIBUTION

     Mr. Josh Miller, a Mountain Oil employee, will sell the common shares offered on a "best efforts" basis. Our directors, officers and other affiliates may purchase shares in this offering in order to satisfy the minimum. We have appointed Bonneville Bank, 1675 North 200 West, Provo, Utah 84604 as the escrow agent who will hold proceeds from the sale of shares until the minimum $500,000 has been received. If we have not received $500,000 within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, funds will be promptly returned to investors with interest and without any deductions. In order to buy our shares, you must complete and execute the subscription and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Mountain Oil, Inc. A copy of the subscription agreement which shall include the name, address, social security or other tax identification number of each subscriber and the date and amount of each subscription will be included with each deposit made into the escrow account.

     The sole duty of Bonneville Bank other than described in the Escrow Agreement, shall be to establish and maintain the escrow account and receive and hold the funds deposited by us. We acknowledge that Bonneville Bank is performing the limited function as Escrow Agent and that this fact in no way means that Bonneville Bank has passed in any way upon the merits or qualifications of, or has recommended, or given approval to, any person, security or transaction.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with officers and directors of Mountain Oil who are employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for their efforts, and who are not associated with a broker or dealer.

                          LEGAL MATTERS

     The legality of the issuance of the shares offered and certain other matters will be passed upon for Mountain Oil by Lehman, Walstrand & Associates, LLC, Salt Lake City, Utah.

                             EXPERTS

     The financial statements of Mountain Oil as of June 30, 2000, unaudited, and December 31, 1999, audited, appearing in this prospectus and Registration Statement have been prepared by Tanner & Co., independent auditors, as set forth in their report appearing elsewhere, and are included in reliance upon such report given upon the authority of Tanner & Co. as experts in accounting and auditing.

                     ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, with respect to the shares offered. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules.
For further information with respect to Mountain Oil and the shares offered, reference is made to the Registration Statement and the exhibits and schedules filed with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, telephone 1-800-SEC-0330 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site at www.sec.gov.

                                               MOUNTAIN OIL, INC.
                                    Index to Financial Statements


                                                  Page


Independent Auditor's report                      F-2


Balance sheet                                     F-3


Statement of operations                           F-4


Statement of stockholders' equity                 F-5


Statement of cash flows                           F-6


Notes to financial statements                     F-7


Schedules of supplementary information on
oil and gas operations                           F-16

INDEPENDENT AUDITOR'S REPORT
To the Board of Directors and
Stockholders of Mountain Oil, Inc.


We have audited the accompanying balance sheet of Mountain Oil, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from July 30, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mountain Oil, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period from July 30, 1999 (date of inception) to December 31, 1999 in conformity with generally accepted accounting principles.

/s/ Tanner + Co.
                                                  TANNER + CO.

Salt Lake City, Utah
February 2, 2000, except for note 11
which is dated April 30, 2000

                                               MOUNTAIN OIL, INC.
                                                    Balance Sheet

                  June 30, 2000 (Unaudited) and December 31, 1999

                                                           2000
                                                        (Unaudited)     1999
       Assets

Current assets:
  Cash                                                $    35,000   $   512,000
  Accounts receivable                                      70,000        78,000
  Subscription receivable                                       -        10,000
  Note receivable                                         330,000             _
  Prepaid expenses                                         29,000         1,000

          Total current assets                            464,000       601,000

Property and equipment, net                             1,131,000       417,000
Deposits and other assets                                  24,000        11,000

                                                      $ 1,619,000   $ 1,029,000


 Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                   $    140,000   $   183,000
  Accrued expenses                                         12,000         4,000
  Related party notes payable                                   -       200,000
  Current portion of long-term debt                         6,000        12,000

          Total current liabilities                       158,000       399,000


Long-term debt                                            866,000        44,000

Commitments                                                     -             -

Stockholders' equity:
 Preferred stock, no par value, authorized 10,000,000           -             -
  shares; no shares issued or outstanding
 Common stock, no par value, authorized 50,000,000
  shares; 1,853,000 and 1,803,000 shares issued and       653,000       603,000
  outstanding, respectively
  Accumulated deficit                                     (58,000)      (17,000)

          Total stockholders' equity                      595,000       586,000

                                                      $ 1,619,000  $  1,029,000

                                               MOUNTAIN OIL, INC.
                                          Statement of Operations

                   Six Months Ended June 30, 2000 (Unaudited) and
           July 30, 1999 (Date of Inception) to December 31, 1999

                                                        2000
                                                      (Unaudited)     1999

Oil and gas sales                                  $    338,000 $    77,000

Cost of sales                                           106,000      45,000

       Gross profit                                     232,000      32,000

General and administrative expenses                    (226,000)    (33,000)
Depreciation, depletion and amortization expense        (43,000)    (12,000)

       Loss from operations                             (37,000)    (13,000)

Interest expense                                        (18,000)     (4,000)
Other income                                             14,000           -

       Loss before provision for income taxes           (41,000)    (17,000)

Provision for income taxes                                    -            -

       Net loss                                    $    (41,000) $   (17,000)

Loss per common share - basic and diluted          $       (.02) $      (.02)

Weighted average number of common share - basic and
  diluted                                             1,815,000    1,106,000

                                               MOUNTAIN OIL, INC.
                                Statement of Stockholders' Equity

                   Six Months Ended June 30, 2000 (Unaudited) and
           July 30, 1999 (Date of Inception) to December 31, 1999


                               Preferred Stock         Common Stock        Accumulated
                             Shares        Amount    Shares      Amount      Deficit     Total
Balance at July 30, 1999          -    $        -          -   $        -   $        -   $      -
 (date of inception)

Issuance of common stock to       -             -  1,200,000            -            -          -
 the founders

Issuance of common stock for:
      Cash                        -             -    509,000      509,000            -    509,000
      Stock subscription
       receivable                 -             -     10,000       10,000            -     10,000
      Equipment                   -             -     84,000       84,000            -     84,000

 Net loss                         -             -          -            -      (17,000)   (17,000)

Balance at December 31, 1999      -             -  1,803,000      603,000      (17,000)   586,000

Issuance of common stock for
  cash (unaudited)                                    50,000       50,000                  50,000

Net loss (unaudited)              -             -          -            -      (41,000)   (41,000)

Balance at
 June 30, 2000 (unaudited)        -   $         -  1,853,000   $  653,000  $   (58,000) $ 595,000

                                               MOUNTAIN OIL, INC.
                                          Statement of Cash Flows

                  Six Months Ended June 30, 2000, (Unaudited) and
           July 30, 1999 (Date of Inception) to December 31, 1999

                                                          2000
                                                    (Unaudited)      1999

Cash flows from operating activities:
  Net loss                                       $   (41,000)  $   (17,000)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
  Depreciation, depletion and amortization            43,000       (12,000)
 (Increase) decrease in:
    Accounts receivable                                8,000       (78,000)
    Prepaid expenses                                 (28,000)       (1,000)
    Deposits and other assets                        (13,000)      (11,000)
  Increase (decrease) in:
    Accounts payable                                 (43,000)      (95,000)
    Accrued expenses                                   8,000         4,000

      Net cash used in
      operating activities                           (66,000)     (186,000)

Cash flows from investing activities:
  Purchase of property and equipment                (757,000)      (10,000)
  Note receivable                                   (330,000)            -

      Net cash used in investing
       Activities                                 (1,087,000)      (10,000)

Cash flow from financing activities:
  Proceeds from long-term debt                       825,000             -

  Payments on related party notes payable           (200,000)            -
  Payments on long-term debt                          (9,000)       (7,000)
  Collection of subscription receivable               10,000             -
  Proceeds from issuance of common stock              50,000       509,000
  Proceeds from related party notes payable                -       206,000

     Net cash provided by
      financing activities                           676,000       708,000

     Net (decrease) increase in cash                (477,000)      512,000

     Cash, beginning of period                       512,000             -

     Cash, end of period                        $     35,000   $   512,000

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements

                                                December 31, 1999

1.Organization    Organization
  and             The Company is incorporated  under the
  Summary         laws of the state of Utah and is primarily
  of Significant  engaged in the business of acquiring,
  Accounting      developing, producing and selling oil and
  Policies        gas products and properties to companies
                  located in the continental United States.

                 Unaudited Financial Information
                 The unaudited financial statements include the accounts of the Company and include all adjustments (consisting of normal recurring items), which are, in the opinion of the management, necessary to present fairly the financial position as of June 30, 2000 and the results of operations and cash flows for the six months ended June 30, 2000. The results of operations for the six months ended are not necessarily indicative of the results to be expected for the entire year.

                 Cash and Cash Equivalents
                 For purposes of the statement of cash
                 flows, the Company considers all highly
                 liquid investments with a maturity of
                 three months or less to be cash
                 equivalents.

                 Concentration of Credit Risk
                 Financial instruments which potentially
                 subject the Company to concentration of
                 credit risk consist primarily of trade
                 receivables.  In the normal course of
                 business, the Company provides credit
                 terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations. As more fully described in note 5, the Company generated all of its revenue from one customer. The
                 Company has aggregate receivables of
                 approximately $61,000 from this customer at December 31, 1999.

                 The Company maintains its cash in bank
                 deposit accounts which, at times, may
                 exceed federally insured limits.  The
                 Company has not experienced any losses in such account. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

                                              MOUNTAIN OIL, INC.
                              Notes to Financial Statements
                                                  Continued

1. Organization   Oil and Gas Producing Activities
   and            The Company utilizes the successful
   Summary of     efforts method of accounting for its oil
   Significant    and gas producing activities.  Under this
   Accounting     method, all costs associated with
   Policies       productive exploratory wells and
   continued      productive or nonproductive development
                  wells are capitalized while the costs of nonproductive exploratory wells are expensed. If an exploratory well finds oil and gas reserves, but a determination that such reserves can be classified as proved is not made after one year following completion of drilling, the costs of drilling are charged to operations. Indirect exploratory expenditures, including geophysical costs and annual lease rentals, are expensed as incurred. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

                  On the sale or retirement of a complete
                  unit of a proved property, the cost and
                  related accumulated depreciation,
                  depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

                  On the sale of an entire interest in an
                  unproved property for cash or cash
                  equivalent, gain or loss on the sale is
                  recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually.
                  If a partial interest in an unproved
                  property is sold, the amount received is treated as a reduction of the cost of the interest retained.

                                         MOUNTAIN OIL, INC.
                              Notes to Financial Statements
                                                  Continued


1. Organizaton  Property and Equipment
   and          Property and equipment are stated at cost
   Summary of   less accumulated depreciation.
   Significant  Depreciation is provided using the straight-
   Accounting   line method over the estimated useful lives
   Policies     of the assets.  Expenditures for
   continued    maintenance and repairs are expensed when
                incurred and betterments are capitalized.
                When assets are sold, retired or otherwise disposed of, the applicable costs and accumulated depreciation, depletion, and amortization are removed from the accounts, and the resulting gain or loss is reflected in operations.

                Income Taxes
                Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or concurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or concurrent depending on the periods in which the temporary differences are expected to reverse.

                Earnings Per Share
                The computation of basic earnings per
                common share is based on the weighted
                average number of shares outstanding during the period.

                The computation of diluted earnings per
                common share is based on the weighted
                average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive.

                At December 31, 1999, the Company had no options or warrants outstanding.

                Revenue Recognition
                Revenue is recognized from oil sales at
                such time as the oil is delivered to the buyer. Revenue is recognized from gas sales when the gas passes through the pipeline at the well head. Revenue from overriding royalty interest is recognized when earned.

                The Company does not have any gas balancing arrangements.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued

1. Organization Use of Estimates in the Preparation of
   and          Financial Statements
   Summary of   The preparation of financial statements in
   Significant  conformity with generally accepted
   Accounting   accounting principles requires management
   Policies     to make estimates and assumptions that
   continued    affect the reported amounts of assets and
                liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.Property     Property and equipment consists of the following at December 31,
  and          1999:
  Equipment
               Oil and gas properties (successful efforts method)  $ 174,000
               Oil and gas equipment                                 104,000
               Vehicles and equipment                                118,000
               Building and land                                      29,000
               Office furniture and fixtures                           4,000

                                                                     429,000
               Less accumulated depreciation, depletion
                 and amortization                                    (12,000)
                                                                   $ 417,000

                                            MOUNTAIN OIL, INC.
                                 Notes to Financial Statements
                                                     Continued


3.Long-Term   Long-term debt consists of the following at December 31, 1999:
  Debt
            Mortgage payable, due in monthly installments of $300,
             including interest at 8%, secured by real property     $  28,000

            Note payable to a finance company, due in monthly
             installments of $500, including interest at 10.3%,
             secured by equipment                                      22,000

            Note payable to an individual, bearing interest at 10%.
              The note is unsecured and due on demand                   6,000
                                                                        -----
                                                                       56,000

                                                                      (12,000)
                                                                      --------
                                                                    $  44,000
                                                                    ----------
        Future maturities of long-term debt are as follows:

               Year Ending December 31:                             Amounts

                   2000                                             $12,000
                   2001                                               6,000
                   2002                                               7,000
                   2003                                               7,000
                   2004                                               7,000
                   Thereafter                                        17,000
                                                                    -------
                                                                    $56,000

4. Income     The provision for income taxes differs from the
   Taxes      amount computed at federal
              statutory rates as follows at December 31, 1999:

      Income tax benefit at statutory rate          $ 3,000
      Change in valuation allowance                  (3,000)

                                                    $     -


     Deferred tax assets (liabilities) are comprised of the following at December 31, 1999:

            Net operating loss carry forward              $  3,000
            Valuation allowance                             (3,000)

                                                          $      -


            A valuation allowance has been recorded for the full amount of the deferred tax asset because it is more likely than not that the deferred tax asset will not be realized.

            As of December 31, 1999, the Company had a net operating loss carryforward of approximately $17,000. This carry forward expires in 2019. If substantial changes in the Company's ownership should occur, there would be an annual limitation of the amount of NOL carry forward which could be utilized. The ultimate realization of this carry forward is due, in part, on the tax law in effect at the time and future events which cannot be determined.


5. Sales to  The Company's sales for the period from July
   Major     30, 1999 (date of inception) to
   Customer  December 31, 1999 were all to one customer.


6. Related   Related party payables at December 31, 1999
   Party     consist of notes payable to
   Payables  officers/shareholders totaling $200,000.  The
             notes bear interest at rates ranging
             from 11% to 12%. The notes are secured by property and equipment and are due on demand.

                                         MOUNTAIN OIL, INC.
                              Notes to Financial Statements
                                                  Continued


7. Supplemental  Operations reflect actual amounts paid for
   Disclosures   interest and income taxes as follows:
   of Cash Flow
   Information
                                     Six Months        July 30, 1999
                                   Ended June 30,       (Date of
                                       2000            Inception) to
                                    (Unaudited)        December 31,
                                                           1999

               Interest             $    18,000      $      4,000
               Income taxes         $         -      $          -


               During the period July 30, 1999 (date of inception) to December 31, 1999:

               The Company issued 84,000 shares of common stock in exchange for equipment in the amount of $84,000.

                  *    The Company acquired oil and gas
                    properties and related equipment in
                    exchange for accounts payable and long-term debt of $307,000.

                  *    The Company acquired equipment in
                    exchange for long-term debt of $28,000.

                  *    The Company issued 10,000 shares of
                    common stock in exchange for a stock
                    subscription receivable which was collected subsequent to year end.

                                         MOUNTAIN OIL, INC.
                              Notes to Financial Statements
                                                  Continued


8. Preferred       The Company's preferred stock may be issued
   Stock           from time to time in one or more series,
                   with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors. In such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix:

                  *    The right to vote

                  *    The consideration for which the shares
                    of such series are to be issued, the number of shares constituting such series and whether shares of such series shall be subject to redemption and the terms

                  *    The rate of dividends, the times at
                    which dividends shall be payable, and
                    preferences and whether such dividends
                    shall be cumulative or noncumulative

                  *    The rights which the holders of shares
                    of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the corporation

                  *    The rights which the holder of shares
                    of such series shall have to convert such shares into or exchange such shares for shares of any other class or any other series of stock of the corporation


9.Fair Value of   The Company's financial instruments consist of cash,
  Financial       receivables, payables, and notes payable.  The carrying
  Instruments     amount of cash, receivables and payables approximates fair value because of the short-term nature of these items.
                  The aggregate carrying amount of the notes payable approximates fair value as the individual borrowings bear interest at market interest rates.

                                              MOUNTAIN OIL, INC.
                                   Notes to Financial Statements
                                                       Continued


10. Recent      In June 1999, the FASB issued SFAS No. 137,
    Accounting  "Accounting for Derivative
    Pronounce-  Instruments and Hedging Activities - Deferral of
    ments       the Effective date of FASB Statement No. 133." SFAS 133
                establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS 133 is now effective for fiscal years beginning after June 15, 2000. The Company believes that the adoption of SFAS 133 will not have any material effect on the financial statements of the Company.


11.Subsequent   On January 15, 2000, the Company adopted a long-
   Events       term stock incentive plan.  The plan allows for the issuance of stock options to eligible participants. The options are exercisable at amounts not less than the fair market value of the stock on the date of grant. The options, eligible participants and exercise price is established by a committee selected by the Board of Directors of the Company.

                On April 30, 2000, the Company completed the issuance of $825,000 convertible debentures. The debentures are convertible at $1.50 per share and are due on March 31, 2002. The debentures are convertible at any time until the due date.

                                               MOUNTAIN OIL, INC.
                            Schedule of Supplementary Information
                                        on Oil and Gas Operations

The information on the Company's oil and gas operations as shown in this schedule is based on the successful efforts method of accounting and is presented in conformity with the disclosure requirements of Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities."

 Capitalized Costs Relating to Oil and Gas Producing Activities

                                                                December
                                                                31, 1999

Proved oil and gas properties and related equipment           $   278,000
Unproved oil and gas properties                                         -
                                                                ---------
            Subtotal                                              278,000

Accumulated depreciation, depletion and amortization
   and valuation allowances                                        12,000
                                                                   ------
                                                              $   266,000


           Costs Incurred in Oil and Gas Acquisition,
             Exploration and Development Activities

                                                    Period
                                                   From July
                                                   30, 1999
                                                   (Date of
                                                Inception) to
                                                 December 31,
                                                     1999
   Acquisition of properties:
    Proved                                        $ 174,000
    Unproved                                      $       -
   Exploration costs                              $       -
   Development costs                              $       -

                                               MOUNTAIN OIL, INC.
                            Schedule of Supplementary Information
                                        on Oil and Gas Operations
                                                        Continued

         Results of Operations for Producing Activities

                                                     Period
                                                    From July
                                                     30, 1999
                                                     (Date of
                                                   Inception) to
                                                    December 31,
                                                       1999

   Oil and gas sales                              $   77,000
   Production costs                                  (45,000)
   Exploration costs                                       -
   Depreciation, depletion and amortization  and
    valuation provisions                             (10,000)

   Net income before income taxes                     22,000

   Income tax provision                               (3,000)

   Results of operations from producing activities $  19,000
   (excluding corporate overhead and interest costs)

                                               MOUNTAIN OIL, INC.
  Schedule of Supplementary Information on Oil and Gas Operations
                                                        Continued

            Reserve Quantity Information (Unaudited)

The estimated quantities of proved oil and gas reserves disclosed in the table below are based upon estimates by Ralph L. Nelms, a petroleum engineer. Such estimates are inherently imprecise and may be subject to substantial revisions.

Revisions may occur because current prices of oil and gas and current costs of operating are subject to fluctuations; past performance of wells does not necessarily guarantee future performance and rates used to estimate decline of reserves could vary from that which is projected.

All quantities shown in the table are proved reserves and are located within the United States.

                                           Period From July
                                           30, 1999 (Date of
                                             Inception) to
                                           December 31,1999
                                              Oil       Gas
                                            (bbls)     (mcf)

   Proved   developed  and  undeveloped
   reserves:
        Beginning of period                    -          -
        Revision in previous estimates         -          -
        Discoveries and extension              -          -
        Purchase in place                931,000  1,979,000
        Production                        (2,000)  (150,000)
        Sales in place                         -          -

        End of period                    929,000  1,829,000

   Proved developed reserves:
        Beginning of period                    -          -
        End of period                     40,000     34,000

                                               MOUNTAIN OIL, INC.
  Schedule of Supplementary Information on Oil and Gas Operations
                                                        Continued

    Standardized Measure of Discounted Future Net Cash Flows
       Relating to Proved Oil and Gas Reserves (Unaudited)

                                                   Period
                                                  From July
                                                  30, 1999
                                                  (Date of
                                                Inception) to
                                                December 31,
                                                    1999

 Future cash inflows                            $ 28,283,000
 Future production and development costs         (20,486,000)
 Future income tax expenses                       (2,651,000)
                                                -------------
                                                   5,146,000

 10% annual discount for estimated timing of
   cash flows                                     (4,102,000)
                                                  -----------
 Standardized  measure of  discounted  future
   net cash flows                               $  1,044,000
                                                ------------

The preceding table sets forth the estimated future net cash flows and related present value discounted at a 10% annual rate from the Company's proved reserves of oil, condensate and gas. The estimated future net revenue is computed by applying the period end prices of oil and gas (including price changes that are fixed and determinable) and current costs of development and production to estimated future production assuming continuation of existing economic conditions. The values expressed are estimates only, and may not reflect realizable values or fair market values of the oil and gas ultimately extracted and recovered. The ultimate year of realization is also subject to accessibility of petroleum reserves and the ability of the Company to market the products.

MOUNTAIN OIL, INC.
                            Schedule of Supplementary Information
                                        on Oil and Gas Operations
                                                        Continued

             Changes in the Standardized Measure of
           Discounted Future Net Cash Flows (Unaudited)

                                                            Period
                                                          From July
                                                          30, 1999
                                                          (Date of
                                                        Inception) to
                                                         December 31,
                                                             1999

   Balance, beginning of period                          $        -
   Sales of oil and gas produced net of production costs    (30,000)
   Net changes in prices and production costs                     -
   Extensions and discoveries, less related costs                 -
   Purchase and sales of minerals in place                1,074,000
   Revisions of estimated development costs                       -
   Revisions of previous quantity estimate                        -
   Accretion of discount                                          -
   Net changes in income taxes                                    -

   Balance, end of period                               $ 1,044,000

===============================  ===============================
Until _____________, 2000, all
dealers that effect
transactions in these
securities, whether or not
participating in this offering,             $2,225,000
may be required to deliver a
prospectus.  This is in
addition to the dealers'
obligation to deliver a
prospectus when acting as               MOUNTAIN OIL, INC.
underwriters and with respect                 [logo]
to their unsold allotments or
subscriptions.
                                         1,000,000 Shares
-------------------------------            Common Stock
TABLE OF CONTENTS                        $.001 Par Value
------------------------------

Prospectus Summary                 4
Risk Factors                       4
Forward-Looking Statements         6       ---------------------
                                               PROSPECTUS
Dilution  and Comparative  Data    6       ---------------------
Use of Proceeds                    7
Capitalization                     8
Plan of Operation                  8
Results of Operation              11
Business                          11
Oil and Gas Reserve Information   15      ___________________ 2000
Management                        18
Compensation                      19
Certain Relationships and
Related Transactions              20
Principal Stockholders            20
Description of the Securities     21
                                        ===============================
Shares Available for Future
Sale                              23
Market for Common Stock           23
Plan of Distribution              24
Legal Matters                     24
Experts                           24
Additional Information            24
Index to Financial Statements     26

No dealer, salesperson or other
person has been authorized to
give any information or to make
any representations other than
those contained in this
prospectus and, if given or
made, such information or
representations must not be
relied upon as having been
authorized by us.  This
prospectus does not constitute
an offer to sell or a
solicitation of an offer to buy
any of the securities offered
to whom it is unlawful to make
such offer in any jurisdiction.
Neither the delivery of this
prospectus nor any sale made
shall, under any circumstances,
create any implication that
information contained in this
prospectus is correct as of any
time subsequent to the date of
this prospectus or that there
has been no change in the
affairs of Mountain Oil since
such date.
===============================

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and NASD.

Securities and Exchange Commission Filing Fee        $    594.00
Printing Fees and Expenses                                10,000
Legal Fees and Expenses                                   50,000
Accounting Fees and Expenses                              30,000
Blue Sky Fees and Expenses                                10,000
Trustee's and Registrar's Fees                             5,000
Miscellaneous                                              5,725
TOTAL                                                $   111,319

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Utah Revised Business Corporations Act no director or officer of Mountain Oil shall have any liability to Mountain Oil or its stockholders for monetary damages. The Utah Revised Business Corporations Act provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Charter and Bylaws provide that we shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Utah Revised Business Corporations Act and that Mountain Oil shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The Charter and Bylaws provide that Mountain Oil will indemnify its directors and officers and may indemnify employees or agents of Mountain Oil to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Mountain Oil. However, nothing in our Charter or Bylaws of protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Utah Revised Business Corporations Act provides that he shall be indemnified against reasonable expenses incurred in connection with the proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised, that in the opinion of the

                                I

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In August of 1999, we issued 1,200,000 shares of common stock to individuals for nominal consideration in connection with services rendered in the formation of Mountain Oil. We believe this transaction was exempt from registration under Section 4(2) of the Securities Act as an isolated transaction by an issuer not involving a public offering.

     In November of 1999 we issued 84,000 shares of common stock to an individual in exchange for equipment valued at $84,000. The shares were sold to an accredited investor in reliance on Regulation D, Rule 506 and Section 4(2) of the Securities Act in transactions by an issuer not involving a public offering.

     In December of 1999 we issued 509,000 shares of common stock for $509,000 cash to 22 accredited investors. The shares were sold in reliance on Regulation D, Rule 506 and Section 4(2) of the Securities Act in transactions by an issuer not involving a public offering.

     In January of 2000 we issued 10,000 shares of common stock to an accredited investor in exchange for a note for $10,000. The shares were sold in reliance on Regulation D, Rule 506 and
Section 4(2) of the Securities Act in transactions by an issuer not involving a public offering.

     In April of 2000, we issued convertible debentures to individuals in exchange for $825,000. The debentures were issued to accredited investors in reliance on Section 4(2) of the Securities Act in transactions by an issuer not involving a public offering. Each of the investors received written information Mountain Oil on its existing and proposed business activities, financial condition and terms of the investment.

     In May of 2000 we issued 50,000 shares to an officer and director upon exercise of an option for 50,000 shares. The exercise price was $1.00 per share and we received $50,000. The shares were issued in reliance on Section 4(2) of the Securities Act in a transaction by an issuer not involving a public offering.

ITEM 16.  EXHIBITS.

Exhibits.


Exhibit No.  SEC Ref. No.   Title of Document                     Location
1              3.1          Articles of Incorporation             Initial Filing
2              3.1          Amended Articles of Incorporation     Initial Filing
3              3.1          By-laws                               Initial Filing
4              5            Legal Opinion and Consent             Attached
5              10           EOTT Purchase Contract                Attached
6              10           Coastal Gas Agreement                 Attached
7              10           Form of Convertible Note              Initial Filing
8              24           Consent of Tanner & Co.,
                             Certified Public Accountants         Attached
9              24.1         Consent of Independent Petroleum
                             Engineer                             Attached
10             25           Power of Attorney                     Attached

                               II

11             27         Financial Data Schedule
                           - December 31, 1999                    Initial Filing
12             27         Financial Data Schedule
                           - June 30, 2000                        Attached
13             99        Options Issued to Management -Phillips   Initial Filing
14             99        Options Issued to Management -Ollivier   Initial Filing
15             99        Options Issued to Management -Stratford  Initial Filing
16             99        Options Issued to Management - Sam       Initial Filing
17             99        Stock Option Plan                        Initial Filing
18             99        Escrow Agreement                         Attached
19             99        Subscription Agreement                   Initial Filing

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to:
     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
          (i)  Include any prospectus required by section
     10(a)(3) of the Securities Act;
          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                               III

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                               IV

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Provo, Utah, on October 17, 2000.

                                   MOUNTAIN OIL, INC.

                                   By /s/ Craig K. Phillips,
President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Craig K.  Phillips, Chief Executive Officer     Date: October 17, 2000
    and Director

/s/ Lynn Stratford, Director                        Date: October 17, 2000

/s/ Daniel S.  Sam, Director                        Date:  October 17, 2000

/s/ Joseph Ollivier, Chief Financial Officer        Date:  October 17, 2000
    and Director

                                V